EXHIBIT 99.1      FINANIAL STATEMENTS AND EXHIBITS

      On October 30, 2006, the Company issued the following press release:

FOR IMMEDIATE RELEASE                       CONTACT:  Dave Franson
---------------------                                 Mooney Public Relations
                                                      316.641.6766
                                                      dfranson1@cox.net

              MOONEY AEROSPACE GROUP, LTD. ANNOUNCES PRIVATIZATION

KERRVILLE, Texas October 30, 2006--Mooney Aerospace Group, Ltd. (OTC BB:
MNYG.ob) announced today that MAG Holding Corp, the holder of more than 90% of the outstanding stock of Mooney Aerospace, has filed a certificate of ownership and merger with the Delaware Secretary of State, thereby merging MAG Holding with and into Mooney Aerospace. As a result of the merger, all outstanding shares of Mooney Aerospace common stock not held by MAG will be cancelled and converted into the right to receive a payment of $0.35 per share, subject to such common stockholders' appraisal rights under Delaware law.

Mooney Aerospace will mail a formal notice of merger to each person who was a stockholder of record at the effective time of the merger. The notice will include instructions as to the procedures to be followed for obtaining payment and other information regarding such stockholders' rights under Delaware law. Beneficial owners of Mooney Aerospace shares through brokerage or other nominee accounts should receive information from their broker or other nominee regarding procedures for obtaining payment of the merger consideration.

Mooney Aerospace intends to promptly file a Form 15 with the United States Securities and Exchange Commission to deregister its common stock under the Securities Exchange Act of 1934.

As a result of the merger and deregistration, Mooney Aerospace will cease to be a publicly reporting company and the Mooney Aerospace common stock will cease to be publicly traded on the Over-the-Counter Bulletin Board in the near future.

Mooney Airplane Company will continue to be a wholly-owned subsidiary of Mooney Aerospace.

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About Mooney Airplane Company

Mooney Airplane Company, located in Kerrville, Texas, is a wholly-owned subsidiary of Mooney Aerospace Group, Ltd. Mooney Airplane Company currently sells three models of the M20, the high performance, four-place single-engine piston-powered aircraft. Since its inception in 1946, the company has manufactured and delivered more than 11,000 aircraft worldwide. Today, 7,000 customers in the United States and 1,000 more overseas fly these proven, high-performance airplanes. For more information, visit www.mooney.com.